Exhibit 10.22

Dated 17th July 2015

(1) 4 CHARITY FOUNDATION

- and -

(2) ARC FWREAUK001, LLC

AGREEMENT

for sale and purchase of freehold property at

SHINFIELD PARK, READING, RG2 9FW

GIBSON, DUNN & CRUTCHER LLP

_________

Telephone House

2-4 Temple Avenue, London EC4Y 0HB

020 7071 4000   020 7071 4244

Ref: AAS/JEE/93455-00054

Contents

Clause

1.	Interpretation	1
2.	Sale and purchase	3
3.	Conditions	3
4.	Risk and insurance	4
5.	Deposit	5
6.	Deducing title	6
7.	Title guarantee	6
8.	Matters affecting the Property	7
9.	Transfer	7
10.	VAT	7
11.	Completion	9
12.	Apportionment of rent due under the Occupational Lease	10
13.	Arrears due under the Occupational Lease	11
14.	Management	12
15.	Release of the Seller	13
16.	Buyer’s acknowledgement of condition	13
17.	Entire agreement	13
18.	Joint and several liability	14
19.	Notices	14
20.	Charities Act	15
21.	Seller’s Liability	15
22.	Third party rights	15
23.	Governing law	15
24.	Jurisdiction	16

Schedule

THIS CONTRACT is dated 17th July 2015

Parties

(1)	4 CHARITY FOUNDATION incorporated and registered in England and Wales with company number 03790215 whose registered office is at suite 137 Devonshire House, 582 Honeypot Lane, Stanmore, HA7 1JS (Seller).

(2)	ARC FWREAUK001, LLC (incorporated in Delaware, USA) of 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States of America (Buyer).

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this contract.

1.1	Definitions:

Actual Completion Date: the date on which completion of the sale of the Property from the Seller to the Buyer pursuant to this contract takes place.

Buyer’s Conveyancer: Trowers & Hamlins LLP of 3 Bunhill Row, London EC1Y 8YZ (reference: Julien Allen).

Charge: the charge in favour of DG Bank Deutsche Genossenschaftsbank AG appearing at entry 5 of the charges register of title number BK357660 as at 19 April 2015 timed 15:32:34.

Completion Date: 21 October 2015.

Contract Rate: 4% per annum.

Deposit: £5,000,000 (Five millions pounds sterling) (exclusive of VAT).

Documents: the documents made available to the Buyer prior to the date hereof and listed in Schedule 6.

Management Information: all documents, correspondence, notices, assessments, applications, contracts, memoranda, declarations, statutory declarations and other written communications or documentation relating to the Property, or the Occupational Lease.

Occupational Lease: the lease specified in Schedule 1, Part 1, and every document varying or supplemental or collateral to it and every licence or consent granted under it, all of which are listed in Schedule 1, Part 2.

Occupational Tenant: the tenant under the Occupational Lease.

Part 1 Conditions: the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition) and Condition means any one of them.

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Part 2 Conditions: the conditions in Part 2 of the Standard Commercial Property Conditions (Second Edition).

Property: the freehold property at Shinfield Park, Reading RG2 9FW and registered at Land Registry with absolute title under title number BK357660.

Purchase Price: £98,250,000 (Ninety-eight million two hundred and fifty thousand pounds sterling) (exclusive of VAT).

Seller’s Conveyancer: Gibson Dunn & Crutcher LLP of Telephone House, 2-4 Temple Avenue, London EC4Y 0HB (reference: Alan Samson).

VAT: value added tax chargeable under the VAT Act and any similar replacement tax and any similar additional tax.

VAT Act: Value Added Tax Act 1994.

VAT Group: two or more bodies corporate registered as a group for VAT purposes under section 43 of the VAT Act.

1.2	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.3	Clause, Schedule and paragraph headings shall not affect the interpretation of this contract.

1.4	The Schedules form part of this contract and shall have effect as if set out in full in the body of this contract. Any reference to this contract includes the Schedules.

1.5	Unless the context otherwise requires, references to clauses and Schedules are to the clauses and Schedules of this contract and references to paragraphs are to paragraphs of the relevant Schedule.

1.6	Unless otherwise specified, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision and all orders, notices, codes of practice and guidance made under it.

1.7	A reference to laws in general is a reference to all local, national and directly applicable supra-national laws as amended, extended or re-enacted from time to time and shall include all subordinate laws made from time to time under them and all orders, notices, codes of practice and guidance made under them.

1.8	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

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1.9	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.10	The expressions landlord covenant and tenant covenant each have the meaning given to them by the Landlord and Tenant (Covenants) Act 1995.

1.11	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.12	A reference to writing or written includes fax but not email.

2.	Sale and purchase

2.1	The Seller will sell and the Buyer will buy the Property for the Purchase Price on the terms of this contract.

2.2	The Buyer cannot require the Seller to:

(a)	transfer the Property or any part of it to any person other than the Buyer; or

(b)	transfer the Property in more than one parcel or by more than one transfer; or

(c)	apportion the Purchase Price between different parts of the Property.

3.	Conditions

3.1	The Part 1 Conditions are incorporated in this contract so far as they:

(a)	apply to a sale by private treaty;

(b)	relate to freehold property;

(c)	are not inconsistent with the other clauses in this contract; and

(d)	have not been modified or excluded by any of the other clauses in this contract.

3.2	The Part 2 Conditions are not incorporated into this contract.

3.3	Condition 1.1.4(a) does not apply to this contract.

3.4	Condition 1.1.1(e) is amended so that reference to the contract rate in Condition 1.1.1(e) refers instead to the Contract Rate as defined in this contract.

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4.	Risk and insurance

4.1	The Seller will insure the Property in accordance with the Seller’s obligations as landlord under the Occupational Lease until completion.

4.2	The Seller will at the Buyer’s written request:

(a)	permit the Buyer to inspect the policy or evidence of its terms at any reasonable time; and

(b)	obtain or consent to an endorsement on the Seller’s insurance policy for the Property of the Buyer’s interest, subject to the insurer being willing to make the endorsement and subject to the Buyer paying the Seller on demand any additional premium due for the endorsement.

4.3	The Seller will be under no obligation to seek any refund from the Occupational Tenant of any additional premium due or paid in relation to any endorsement on the policy of the Buyer’s interest.

4.4	No damage to or destruction of the Property nor any deterioration in its condition, however caused, will entitle the Buyer either to any reduction of the Purchase Price or to refuse to complete or to delay completion.

4.5	If in the period between the date of this contract and completion, the Property is damaged or destroyed by a risk against which the Seller has insured:

(a)	the Seller will make a claim under the Seller’s insurance policy in respect of that damage or destruction;

(b)	to the extent that any insurance money in respect of the damage or destruction is paid to the Seller before completion, and to the extent that the Seller is not under any statutory or contractual obligation to use any insurance money received by it to repair or rebuild the Property before completion, the Seller will hold the insurance money received by it on trust for the Buyer and will pay the money to the Buyer on completion to use in accordance with the terms of the Occupational Lease;

(c)	to the extent that any insurance money in respect of the damage or destruction is paid to the Seller after completion, the Seller will hold the insurance money on trust for the Buyer and will, as soon as is reasonably practicable, pay it to the Buyer to use in accordance with the terms of the Occupational Lease;

(d)	to the extent that any insurance money in respect of the damage or destruction has not been paid to the Seller before completion, the Seller will, to the extent permitted by the policy and at the Buyer’s expense, assign to the Buyer all rights to claim under the policy, the assignment being in the form reasonably required by the Buyer.

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4.6	On completion, the Seller will cancel the Seller’s insurance policy in respect of the Property. If, following the cancellation, the Sellers insurers refund the Seller any premium paid in respect of any period after the date of the cancellation, the Seller will at the Seller’s discretion either:

(a)	pay or allow the refund to the Buyer to hold on trust for and to account to the Occupational Tenant in accordance with the terms of the Occupational Lease; or

(b)	pay or allow the refund to the Occupational Tenant in accordance with the terms of the Occupational Lease.

4.7	The Buyer will apply any insurance money paid to it by the Seller under this clause in accordance with the terms of the Occupational Lease and will keep the Seller indemnified against any claims arising from any breach.

4.8	On completion, there will be no apportionment between the Seller and the Buyer of any insurance rents received or receivable from the Occupational Tenant under the terms of the Occupational Lease.

4.9	The Buyer will keep the Seller indemnified against any outstanding or additional premiums or other costs of insurance that may become due to the Seller’s insurers after completion but which relate to a period of insurance before completion.

4.10	Conditions 7.1.2, 7.1.3 and 7.1.4(b) do not apply to this contract.

5.	Deposit

5.1	On the date of this contract, the Buyer will pay the Deposit to the Seller’s Conveyancer as stakeholder on terms that on completion the Deposit is paid to the Seller with accrued interest.

5.2	The Deposit must be paid by a method that gives immediately available funds.

5.3	Conditions 2.2.1 and 2.2.2 do not apply to this contract.

5.4	In this clause, the expression Deposit Balance means the sum calculated by deducting the Deposit from 10% of the Purchase Price.

5.5	If completion does not take place on the Completion Date due to the default of the Buyer, the Buyer will immediately pay the Seller’s Conveyancer the Deposit Balance (together with interest on it at the Contract Rate for the period from and including the Completion Date to and including the date of actual payment) by a method that gives immediately available funds.

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5.6	Condition 9.3.4 is amended to read: “Where the sale is not with vacant possession of the whole property and completion is delayed, the seller will be entitled to take the net income from the property as well as compensation under condition 9.3.1”.

5.7	After the Deposit Balance has been paid pursuant to clause 5.5, it will be treated as forming part of the Deposit for all purposes of this contract.

5.8	The provisions of clause 5.4, clause 5.5, and clause 5.7 (inclusive) are without prejudice to any other rights or remedies of the Seller in relation to any delay in completion.

6.	Deducing title

6.1	The Seller’s title to the Property has been deduced to the Buyer’s Conveyancer before the date of this contract.

6.2	The Buyer is deemed to have full knowledge of the title and is not entitled to raise any enquiry, objection, requisition or claim in relation to it (save for any matters arising from a Land Registry priority search).

6.3	Conditions 6.1 and 6.2, 6.3.1 and 6.4.2 do not apply to this contract.

7.	Title guarantee

7.1	Subject to the other provisions of this clause, the Seller will transfer the Property with full title guarantee.

7.2	The implied covenants for title are modified so that:

(a)	the covenant set out in section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to costs arising from the Buyer’s failure to:

(i)	make proper searches; or

(ii)	raise requisitions on title or on the results of the Buyer’s searches before the date of this contract; and

(b)	the covenant set out in section 3 of the Law of Property (Miscellaneous Provisions) Act 1994 will extend only to charges or incumbrances created by the Seller.

7.3	Condition 6.6.2 does not apply to this contract.

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8.	Matters affecting the Property

8.1	The Seller will sell the Property free from incumbrances other than:

(a)	any matters, other than the Charge, contained or referred to in the entries or records made in registers maintained by Land Registry as at 19 April 2015 timed 15:32:34 under title number BK357660;

(b)	any matters discoverable by inspection of the Property before the date of this contract;

(c)	any matters which the Seller does not and could not reasonably know about;

(d)	any matters, other than the Charge, disclosed or which would have been disclosed by the searches and enquiries which a prudent buyer would have made before entering into this contract;

(e)	public requirements;

(f)	any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002;

(g)	the Occupational Lease and all rights and obligations arising by virtue of it and all interests deriving out of it as listed in Schedule 1, Part 2;

(h)	the rights, obligations and other provisions so far as they remain to be performed contained or referred to in the Documents.

8.2	Conditions 3.1.1, 3.1.2, 3.1.3 and 3.3 do not apply to this contract.

8.3	The Buyer is deemed to have full knowledge of the matters referred to in clause 8.1 and will not raise any enquiry, objection, requisition or claim in respect of any of them.

9.	Transfer

9.1	The transfer to the Buyer will be in the agreed form annexed to this contract.

9.2	The Buyer and the Seller will execute the transfer in duplicate.

10.	Vat

10.1	Each amount stated to be payable by the Buyer to the Seller under or pursuant to this contract is exclusive of VAT (if any).

10.2	The Buyer will against issue of a valid VAT invoice pay to the Seller all VAT for which the Seller is liable to account to HM Revenue & Customs (“Customs”) in relation to any supply made or deemed to be made for VAT purposes pursuant to this contract and the consideration given for such supply will be exclusive of VAT.

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10.3	The parties consider that article 5 of the Value Added Tax (Special Provisions) Order 1995 (“Article 5”) will apply to the transfer of the Property and will use all reasonable endeavours to secure that it does apply.

10.4	The parties do not intend to request a written ruling from Customs as to whether Article 5 applies to the transfer of the Property.

10.5	If notwithstanding clause 10.3 Customs at any time determines in writing that VAT is due in respect of the transfer of the Property or any part thereof the Buyer will pay to the Seller such VAT against issue of a valid VAT invoice on the Actual Completion Date or, if later, the date falling ten working days after the Buyer has received a copy of the written determination.

10.6	The Seller warrants to the Buyer that:

(a)	the Seller is and will be at the Actual Completion Date a taxable person and registered for VAT under registration number 739 6165 01;

(b)	the Seller has validly exercised the option to tax under Schedule 10 to the VAT Act in respect of the Property, that the option to tax or any other information required by Customs in relation to the option to tax has been duly notified in writing to Customs in order to make it effective and will not on or before the Actual Completion Date revoke such option to tax and that there are no circumstances whereby the option to tax has or will be revoked or disapplied for VAT purposes under existing legislation such that the sale hereunder (but for Article 5) would be a standard rated supply for VAT purposes;

(c)	the Property is not occupied by the Seller or a member of the same VAT group as the Seller;

(d)	the Seller has used the Property for the purposes of its property letting business and will continue to do so until the Actual Date Completion; and

(e)	as at the Actual Completion Date, the period of adjustment relating to any total input tax incurred by the Seller in relation to the Property shall have expired (and for the purposes of this paragraph “period of adjustment” and “total input tax” shall have the same meanings as they bear in Part XV of the Value Added Tax Regulations 1995 (capital goods scheme)).

10.7	The Buyer warrants to the Seller that:

(a)	the Buyer will be a taxable person for VAT purposes on the Actual Completion Date;

(b)	the Buyer has exercised or will prior to Completion Date exercise the option to tax under Schedule 10 to the VAT Act in respect of the Property with effect from and including Completion Date;

(c)	it will not before on or for a period of six months after Completion Date revoke any such option to tax;

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(d)	it will, not less than five working days prior to Completion Date, produce to the Seller’s Conveyancer a certified copy of its notification of option to tax and, if received, an acknowledgment of receipt thereof from Customs;

(e)	from and including the Actual Completion Date the Property will be used for the purposes of a property letting business;

(f)	from and including Completion Date it will be the legal and beneficial owner of the Property;

(g)	article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 (the “Order”) does not and will not apply to it in relation to the sale of the Property to the Buyer as to which (for the avoidance of doubt) notification to the same effect is given by the Buyer to the Seller for the purposes of article 5(2A) of the Order; and

(h)	the tenant of the Property is not a member of the same VAT Group as the Buyer.

10.8	The Seller will:

(a)	retain all records relating to the Property as required by, and for such period as is required by, Schedule 11 to the VAT Act and regulations made thereunder; and

(b)	allow the Buyer and its agents access to and to take copies (at its own expense) of the records on reasonable notice during normal business hours.

10.9	The Buyer will indemnify the Seller against any interest or penalties assessed by Customs on the Seller (or the representative member of the VAT Group of which the Seller is a member) as a result of any failure on the part of the Buyer to comply with any of the provisions of this clause 10.

10.10	Conditions 1.4.1 and 1.4.2 do not apply to this contract.

11.	Completion

11.1	Completion will take place on the Completion Date.

11.2	Condition 8.4 is amended to add “(d) any other sum which the parties agree under the terms of the contract should be paid or allowed on completion”.

11.3	Condition 8.7 is amended to read: “The buyer is to pay the money due on completion by a method that gives immediately available funds and, if appropriate, by an unconditional release of a deposit held by a stakeholder”.

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11.4	On completion, the Seller shall deliver to the Buyer (in each case dated on or prior to completion):

(a)	the transfer properly executed by the Seller substantially in the form annexed to this contract at Schedule 2;

(b)	a signed and dated form DS1 in respect of the Charge or an irrevocable undertaking from a firm of solicitors confirming that the form DS1 will be delivered to the Buyer’s Conveyancers within 5 working days of completion (subject to receipt by the firm of solicitors acting for the proprietor of the Charge, or the proprietor of the Charge itself, of the applicable redemption monies);

(c)	a legal opinion in the form annexed to this contract at Schedule 3;

(d)	the certificate referred to at entry 4 of the proprietorship register of title number BK357660 as at 19 April 2015 timed 15:32:34 (which will be included in the transfer referred to at (a) above);

(e)	the certificate referred to at entry 7 of the proprietorship register of title number BK357660 as at 19 April 2015 timed 15:32:34;

(f)	a memorandum executed by the Occupational Tenant (or in default, by the Seller in its capacity as landlord) pursuant to and in accordance with clause 8.3 of the Occupational Lease confirming that the provisions of Clause 8 of the Occupational Lease are no longer of any effect;

(g)	a rent authority letter addressed to the Occupational Tenant.

11.5	On completion, the Buyer shall deliver to the Seller (in each case dated on or prior to completion):

(a)	the transfer properly executed by the Buyer in the form annexed to this contract at Schedule 2;

(b)	the deed of covenant (in duplicate) properly executed by the Buyer in the form annexed to this contract at Schedule 4; and

(c)	the legal opinion referred to at clause 11.6 below.

11.6	The Buyer shall on the date of this contract (and again on completion) deliver to the Seller a legal opinion from an independent legal adviser in the Buyer’s jurisdiction confirming the validity of all documents signed by the Buyer, such legal opinion to be addressed to the Seller and be in the form annexed to this contract at Schedule 5.

12.	Apportionment of rent due under the Occupational Lease

12.1	In this clause the following definitions apply:

Occupational Lease Rent: the annual rent reserved by the Occupational Lease.

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Occupational Lease Rent Payment Day: a day under the Occupational Lease for payment of the Occupational Lease Rent or an instalment of the Occupational Lease Rent.

12.2	The Occupational Lease Rent will be apportioned so that on completion the Seller will pay or allow the Buyer:

A x B

  365

where:

A is the Occupational Lease Rent at the rate payable at the day of completion, and

B is the number of days from and excluding the day of completion to but excluding the next Occupational Lease Rent Payment Day.

12.3	The Occupational Lease Rent for the day of completion will be shared equally between the Seller and the Buyer.

12.4	If the Seller receives any Occupational Lease Rent attributable to the period from and excluding the day of completion, the Seller will pay such amount to the Buyer within five working days of receipt of the same as cleared funds.

13.	Arrears due under the Occupational Lease

13.1	In this clause, Arrears means all sums due from the Occupational Tenant to the Seller before completion but which have not been received by the Seller as cleared funds at least five working days before completion.

13.2	In this clause, Seller’s Arrears means the proper proportion of the Arrears due to the Seller (as distinct from the Buyer) as at completion.

13.3	On completion there will be no adjustment of the Purchase Price to take account of Arrears and the Seller shall notify or update the Buyer of any Arrears prior to completion and:-

(a)	the Buyer will not be required to pay the Seller’s Arrears to the Seller;

(b)	if the Buyer receives any money in respect of the Seller’s Arrears (which have not been previously paid to the Seller) as cleared funds after completion then it will pay that money to the Seller within three working days after the cleared funds have been received; and

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(c)	the Buyer will use its reasonable endeavours to recover any Seller’s Arrears for a period of 12 months following completion.

13.4	If the Seller receives any money in respect of the Arrears (save to the extent that such money represents Seller’s Arrears which have not been previously paid to the Seller) as cleared funds later than two working days before completion, then, subject to completion having taken place, it will pay that money to the Buyer within three working days after the cleared funds have been received.

14.	Management

14.1	From the date of this contract until completion, the Seller will manage the Property in accordance with the Seller’s normal management practice, and in particular, but without limitation, the Seller will:

(a)	comply with all landlord covenants in the Occupational Lease;

(b)	deal properly and promptly with:

(i)	any applications for licences or consents made under the Occupational Lease;

(ii)	any rent reviews or arbitration under the Occupational Leases;

(iii)	any other dispute, arbitration, application, claim or matter relating to the Property or its occupation; and

(c)	consult with the Buyer and have regard to the Buyer’s reasonable representations and comply with the Buyer’s reasonable requirements in connection with all matters in this clause but the Seller will not be obliged to comply with any requirement where compliance may result in the Seller either being materially prejudiced or incurring any liability under the Landlord and Tenant Act 1988.

(d)	not (save with the Buyer’s written consent not to be unreasonably withheld or delayed) vary, waive, performance or observance, or agree to vary or to waive performance or observance of any of the material terms of the Occupational Lease.

14.2	As soon as reasonably practicable following the date of this contract, the Seller will give the Buyer reasonable access to all the Management Information that is in the custody or control of the Seller or the Seller’s agents and, at the request and expense of the Buyer, will supply copies of all the Management Information to the Buyer, to the extent not already supplied.

14.3	The Buyer will pay to the Seller on demand and keep the Seller indemnified against:

(a)	all liabilities, costs, expenses, damages and losses arising out of or in connection with any claims arising after the date of this contract from the Occupational Lease or from any lease or licence listed in Schedule 1, Part 2; and

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(b)	all liabilities, expenses, costs (including but not limited to any solicitors’ or other professionals’ costs and expenses calculated on a full indemnity basis), claims, damages and losses suffered or properly incurred by the Seller;

in either case, arising out of or in connection with the Seller acting in accordance with the Buyer’s requirements under this clause 14.

14.4	Conditions 4.1, 4.2 and 4.3 do not apply to this contract.

15.	Release of the Seller

The Buyer will promptly, on request, provide the Seller with any information and assistance that the Seller may reasonably require in connection with any application that the Seller makes or may wish to make at any time, (whether to the Occupational Tenant or to a court) in accordance with section 8 of the Landlord and Tenant (Covenants) Act 1995.

16.	Buyer’s acknowledgement of condition

The Buyer acknowledges that before the date of this contract, the Seller has given the Buyer and others authorised by the Buyer, permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Property. The Buyer has formed the Buyer’s own view as to the condition of the Property and the suitability of the Property for the Buyer’s purposes.

17.	Entire agreement

17.1	This contract and the documents annexed to it constitutes the whole agreement between the parties and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them relating to its subject matter.

17.2	The Buyer acknowledges that in entering into this contract it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) other than those:

(a)	set out in this contract; or

(b)	contained in any written replies to CPSE.1 or CPSE.2 given by the Seller’s Conveyancer to the Buyer’s Conveyancer before the date of this contract.

17.3	Nothing in this clause shall limit or exclude any liability for fraud.

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17.4	Condition 9.1.1 is varied to read, “If any plan or statement in the contract, or in written replies which the seller’s conveyancer has given to any written enquiries raised by the buyer’s conveyancer before the date of this contract, is or was misleading or inaccurate due to an error or omission the remedies available are as follows.”

17.5	This contract may be signed in any number of duplicate parts all of which taken together will on exchange constitute one contract.

18.	Joint and several liability

Where the Buyer is more than one person, the Seller may release or compromise the liability of any of those persons under this contract or grant time or other indulgence without affecting the liability of any other of them.

19.	Notices

19.1	Any notice given under this contract must be in writing and signed by or on behalf of the party giving it.

19.2	Any notice or document to be given or delivered must be given by delivering it personally or sending it by pre-paid first class post, or recorded delivery, or fax to the address and for the attention of the relevant party as follows:

(a)	to the Seller at:

Suite 137, Devonshire House, 582 Honeypot Lane, Stanmore HA7 1JS

Fax No: +44 (0)20 8732 5401

marked for the attention of: Michael Staszewski

and to the Seller’s Conveyancer, quoting the reference Alan Samson;

(b)	to the Buyer at:

c/o Moor Park Capital Partners

Fax No: +44 (0) 203 0111 573

marked for the attention of: Graydon Butler

37-38 Margaret Street, London W1G 0JF

and to the Buyer’s Conveyancer, quoting the reference Julien Allen.

19.3	Any such notice or document will be deemed to have been received:

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(a)	if delivered personally, at the time of delivery provided that if delivery occurs before 9.00 am on a working day, the notice will be deemed to have been received at 9.00 am on that day, and if delivery occurs after 5.00 pm on a working day, or on a day which is not a working day, the notice will be deemed to have been received at 9.00 am on the next working day.

(b)	in the case of pre-paid first class or recorded delivery post at 9.00 am on the second working day after posting; and

(c)	in the case of fax, at the time of transmission.

19.4	In proving delivery, it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class or recorded delivery letter or that the fax message was properly addressed and transmitted, as the case may be.

19.5	A notice or document delivered under this contract will not be validly given or delivered if sent by email.

19.6	Condition 1.3 does not apply to this contract.

20.	Charities Act

The Property is held by 4 Charity Foundation, a non-exempt charity, and this contract is not one falling within section 117(3) of the Charities Act 2011, so that the restrictions on disposition imposed by sections 117 to 121 of that Act apply to the land.

21.	Seller’s Liability

The Seller is a company limited by guarantee under the Companies Act 2006 and it is agreed that the members and the trustees for the time-being of the Seller will not incur any personal liability under or by virtue of this contract nor in relation to any related documents, matters or claims whether in contract, tort or otherwise.

22.	Third party rights

A person who is not a party to this contract shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this contract.

23.	Governing law

This contract and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

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24.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this contract or its subject matter or formation (including non-contractual disputes or claims).

This contract has been entered into on the date stated at the beginning of it.

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Schedule 1 Occupational Lease

Part 1. Occupational Lease

Date	Description	Parties
4 August 1999	Lease of Shinfield Park	Les Freres Charitable Trust (1) Foster Wheeler Energy Limited (2)

Part 2. Interests deriving out of the Occupational Lease

Date	Description	Parties
3 August 1999	Court Application and Order made under s.38(4) Landlord Tenant Act 1954	Les Freres Charitable Trust (1) Foster Wheeler Energy Limited (2)
4 August 1999	Deed of Guarantee	Les Freres Charitable Trust (1) Foster Wheeler Corporation (2)
16 June 2006	Licence to carry out works	Les Freres Charitable Trust (1) Foster Wheeler Energy Limited (2)

17

Schedule 2 Agreed Form of Transfer

18

If you need more room than is provided for in a panel, and your software allows, you can expand any panel in the form. Alternatively use continuation sheet CS and attach it to this form.

Leave blank if not yet registered.	1.	Title number(s) of the property: BK357660

Insert address including postcode (if any) or other description of the property, for example ‘land adjoining 2 Acacia Avenue’.	2.	Property: Shinfield Park, Reading RG2 9FW

	3.	Date:

Give full name(s).	4.	Transferor: 4 Charity Foundation For UK incorporated companies/LLPs

Complete as appropriate where the transferor is a company.		Registered number of company or limited liability partnership including any prefix: 03790215 For overseas companies

		(a) Territory of incorporation: (b) Registered number in the United Kingdom including any prefix:

Give full name(s).	5.	Transferee for entry in the register: ARC FWREAUK001, LLC For UK incorporated companies/LLPs

		Registered number of company or limited liability partnership including any prefix:

Complete as appropriate where the transferee is a company. Also, for an overseas company, unless an arrangement with Land Registry exists, lodge either a certificate in Form 7 in Schedule 3 to the Land Registration Rules 2003 or a certified copy of the constitution in English or Welsh, or other evidence permitted by rule 183 of the Land Registration Rules 2003.

		For overseas companies

		(a) Territory of incorporation: State of Delaware (b) Registered number in the United Kingdom including any prefix:

1

Each transferee may give up to three addresses for service, one of which must be a postal address whether or not in the UK (including the postcode, if any). The others can be any combination of a postal address, a UK DX box number or an electronic address.	6.

Transferee’s intended address(es) for service for entry in the register:

2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States of America and care of Moor Park Capital Global II Advisors Limited (for the service of notices only, in their capacity as property manager for the Transferee), Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

	7.	The transferor transfers the property to the transferee

Place ‘X’ in the appropriate box. State the currency unit if other than sterling. If none of the boxes apply, insert an appropriate memorandum in panel 11.	8.

Consideration

☒  The transferor has received from the transferee for the
property the following sum (in words and figures):

Ninety-eight million two hundred and fifty thousand pounds (£98,250,000).

☐  The transfer is not for money or anything that has a monetary value

☐  Insert other receipt as appropriate:

Place ‘X in any box that applies.	9.	The transferor transfers with ☒ full title guarantee

Add any modifications.

☐  limited title guarantee

The covenants implied under the LPMPA 1994 are modified so that:

(a) the covenant set out in section 2(1)(b) of the LPMPA 1994 will not extend to costs arising from the Transferee’s failure to:

(i) make proper searches; or

(ii) raise requisitions on title or on the results of the Transferee’s searches; and

(b) the covenant set out in section 3 of the LPMPA 1994 will extend only to charges or incumbrances created by the Transferor.

2

Where the transferee is more than one person, place ‘X’ in the appropriate box.

10.  Declaration of trust. The transferee is more than one person and

☐   they are to hold the property on trust for themselves as joint tenants

☐   they are to hold the property on trust for themselves as tenants in common in equal shares

Complete as necessary.	☐ they are to hold the property on trust:

Insert here any required or permitted statement, certificate or application and any agreed covenants, declarations and so on.

11.  Additional provisions

1.1 The following definitions apply in this transfer.

Charge: the charge appearing at entry 5 of the charges register of title number BK357660 as at 19 April 2015 timed 15:32:34.

LPMPA 1994: the Law of Property (Miscellaneous Provisions) Act 1994.

Occupational Lease: the lease specified in Schedule 1 Part 1 and every document varying or supplemental or collateral to it and every licence or consent granted under it, all of which are listed in Schedule 1 Part 2.

1.2 The expression “landlord covenant” and “tenant covenant have the meaning given to them by the Landlord and Tenant (Covenants) Act 1995.

2.1 The disposition effected by this transfer is subject to:

(a)        any matters, other than the Charge, contained or referred to in the entries or records made in registers maintained by HM Land Registry under title number BK357660;

(b)        any matters discoverable by inspection of the Property before [DATE OF CONTRACT];

(c)        any matters which the Transferor does not and could not reasonably know about;

(d)        any matters, other than the Charge, disclosed or which would have been disclosed by the searches and enquiries which a prudent buyer would have made before entering into a contract for the purchase of the Property;

(e)         public requirements;

3

(f)	any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002;
(g)	the Occupational Lease and all rights and obligations arising by virtue of it and all interests deriving out of it as listed in Schedule 1.

2.2 All matters recorded at the date of this transfer in registers open to public inspection, are deemed to be within the actual knowledge of the Transferee for the purposes of section 6(2)(a) of the LPMPA 1994, notwithstanding section 6(3) of the LPMPA 1994.

3.1 The Transferee covenants by way of indemnity only, on the Transferee’s behalf and on behalf of the Transferee’s successors in title, to observe and perform:
(a)	the charges, incumbrances, covenants and restrictions, stipulations, conditions, declarations, exceptions, reservations and other matters contained or referred to in the registers of BK357660 and BK118340 in so far as they are subsisting and capable of taking effect; and
(b)	the landlord covenants in or implied by the Occupational Lease;
and will keep the Transferor indemnified against all future proceedings, losses, costs, claims, demands and expenses arising from any failure to do so.

4.1 A person who is not party to this Transfer shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

4.2 The Property is held by the Transferor, a non-exempt charity, and this transfer is not one falling within section 117(3) of the Charities Act 2011, so that the restrictions on disposition imposed by sections 117 to 121 of that Act apply to the land.

4.3 The charity trustees of the charity, Mr Jacob Schimmel and Mrs Verette Schimmel, being the persons who have the general control and management of its administration under section 333 of the Charities Act 2011 certify that:
(a)	they have power under the provisions establishing the charity and regulating its purposes and administration to effect this transfer; and
(b)	they have complied with the provisions of sections 117 to 121 of the Charities Act 2011 so far as applicable.
4.4 The Transferor is a company limited by guarantee under the Companies Act 2006 and it is agreed that the members and the trustees for the time-being of the Transferor will not incur any personal liability under or by virtue of this transfer nor in relation to any related documents, matters or claims whether in contract, tort or otherwise.

4

4.5 This Transfer shall be governed by and interpreted in accordance with English law.

Schedule 1

Part 1. Occupational Lease

Date	Description	Parties

4 August 1999	Lease of Shinfield Park	Les Freres Charitable Trust (1)

Foster Wheeler Energy Limited (2)

Part 2. Interests deriving out of the Occupational Lease

Date	Description	Parties

3 August 1999	Court Application and Order made under s.38(4) Landlord Tenant Act 1954	Les Freres Charitable Trust (1) Foster Wheeler Energy Limited (2)

4 August 1999	Deed of Guarantee	Les Freres Charitable Trust (1) Foster Wheeler Energy Limited (2)

16 June 2006	Licence to carry out works	Les Freres Charitable Trust (1) Foster Wheeler Energy Limited (2)

5

The transferor must execute this transfer as a deed using the space opposite. If there is more than one transferor, all must execute. Forms of execution are given in Schedule 9 to the Land Registration Rules 2003. If the transfer contains transferee’s covenants or declarations or contains an application by the transferee (such as for a restriction), it must also be executed by the transferee.	12.	Execution

Executed as a deed by 4 CHARITY
FOUNDATION acting by Jacob
		Schimmel and Verette Schimmel:	Director

Director

Signed as a deed on behalf of ARC
		FWREAUK001, LLC, a company	Authorised
		incorporated in Delaware, by:	Signatory

being persons who, in accordance
		with the laws of that territory, are	Authorised
		acting under the authority of the company.	Signatory

WARNING

If you dishonestly enter information or make a statement that you know is, or might be, untrue or misleading, and intend by doing so to make a gain for yourself or another person, or to cause loss or the risk of loss to another person, you may commit the offence of fraud under section 1 of the Fraud Act 2006, the maximum penalty for which is 10 years’ imprisonment or an unlimited fine, or both.

Failure to complete this form with proper care may result in a loss of protection under the Land Registration Act 2002 if, as a result, a mistake is made in the register.

Under section 66 of the Land Registration Act 2002 most documents (including this form) kept by the registrar relating to an application to the registrar or referred to in the register are open to public inspection and copying. If you believe a document contains prejudicial information, you may apply for that part of the document to be made exempt using Form EX1, under rule 136 of the Land Registration Rules 2003.

© Crown copyright (ref: LR/HO) 07/08

6

Schedule 3 Agreed Form of Seller Legal Opinion

19

SKJ Draft Opinion Letter 5-15-15

Subject to Opinion Committee Review and Comment

________ __, 2015

ARC FWREAUK001, LLC
[Address]

Re:	Deed of Guarantee, dated August 4, 1999 by and between 4 Charity Foundation (f/k/a Les Freres Charitable Trust) and Foster Wheeler Corporation (the “Guarantee”)

Ladies and Gentlemen:

We have acted as special Delaware counsel to 4 Charity Foundation (formerly known as Les Freres Charitable Trust) (the “Trust”) solely for the purpose of delivering this letter in connection with certain matters set forth herein. This letter is being provided to you at the request of the Trust. We have been asked whether under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 - 18-1109 (the “Delaware LLC Act”), the obligations of Foster Wheeler Corporation, formerly a New York corporation (“FWC NY”) under the Guarantee became the obligations of Foster Wheeler LLC, a Delaware limited liability company (“FW LLC”) pursuant to merger of FWC NY with and into FW LLC with FW LLC as the surviving entity (the “Merger”).

In connection with this letter, we have been provided and we have reviewed copies of the following documents:

(a)	the Guarantee;

(b)	the Counterpart Lease of Shinfield Park, Reading, dated August 4, 1999 (the “Lease”), by and between Foster Wheeler Energy Limited (“Tenant”) and the Trust, as landlord (the “Landlord”);

(c)	the Certificate of Formation of the FW LLC filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 9, 2001, the Certificate of Merger of FWC NY into FW LLC filed with the Secretary of State on May 22, 2001, and the Certificate of Amendment of FW LLC filed with the Secretary of State on December 19, 2002 (collectively, the “FW LLC Certificate”), certified as of ____________ __, 2015 by the Secretary of State;

ARC FWREAUK001, LLC

______ __, 2015

(d)	certificates dated ____________ __, 2015 of the Secretary of State, as to the legal existence and good standing of FW LLC; and

(e)	a form of the Agreement and Plan of Merger between FWC NY, Foster Wheeler, Ltd., a Bermuda corporation (“FW Ltd.”), and FW LLC (the “Merger Agreement”), attached as Annex I to Amendment No. 1 to Registration Statement filed under the Securities Act of 1933 on Form S-4/A, filed with the Securities and Exchange Commission on March 9, 2001 (the “Registration Statement”).

The Trust has advised us that the facts giving rise to the request for the opinion set forth in this letter are as follows:

•	The Trust is the landlord under the Lease for land and buildings known as Shinfield Park, Reading identified on Plan 1 annexed to the Lease (the “Premises”).

•	The Trust and FWC NY entered into the Guarantee whereby FWC NY guaranteed the certain obligations of the Tenant subject to the terms and conditions set forth in the Guarantee.

•	The Lease between the Trust and the Tenant remains in full force and effect and there has been no surrender of all or part of the Premises or waiver or release by the Trust of any of the Tenant’s obligations or liability under the Lease.

•	On or about May 22, 2001, FWC NY was merged with and into FW LLC with FW LLC as the surviving entity of the merger. In connection with the Merger, the Trust did not agree to any waiver or release of FWC NY with respect to its obligations under the Guarantee.

ARC FWREAUK001, LLC

______ __, 2015

For purposes of the letter, we have also assumed: (i) the due incorporation, due organization or due formation, as the case may be, and valid existence in good standing of each party to the Lease, the Merger Agreement and the Guarantee and all other the documents examined by us under the laws of the jurisdiction governing its organization or formation and the legal capacity of natural persons who are signatories to the documents examined by us; (ii) that each of the parties to the Lease, the Guarantee, the Merger Agreement and all other documents examined by us had and has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iii) the due authorization by all parties to the Merger Agreement, the Lease and the Guarantee and all other documents examined by us; (iv) the Merger Agreement and the Guarantee were approved by each of the parties to such documents and their respective directors, stockholders, members or other equity holders to the extent required by all applicable law; (v) the due execution and delivery by all parties to the Lease, the Merger Agreement, the Guarantee and all other documents examined by us; (vi) the Merger Agreement was executed and delivered by the parties thereto in the form set forth in the Registration Statement; (vii) that the Lease, the Merger Agreement and Guarantee and each other document examined by us remains in full force and effect and constitutes the entire agreement among the parties thereto with respect to the subject matter thereof; (viii) that the Lease, the Merger Agreement and the Guarantee and each of other the documents examined by us constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms; (ix) there has been no transfer, assignment, delegation, conveyance satisfaction or termination of any obligations of FWC NY or FW LLC under the Guarantee other than as effected by the Merger; (x) all conditions precedent to the Merger set forth in Article V of the Merger Agreement were satisfied; (xi) the Merger became effective upon the filing of all necessary certificates of merger or other filings required under the laws of Delaware, New York and Bermuda; (xii) under the laws of the State of New York, the obligations of New York corporation that merges with and into a Delaware limited liability company attach to the surviving Delaware limited liability company and may be enforced against it to the same extent as if such obligations had been incurred and contracted by the Delaware limited liability company; and (xiii) there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of FW LLC.

We have further assumed (i) the genuineness of the signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) all documents furnished to us as copies or specimens conform to the originals thereof, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies, (v) that all documents furnished to us have not been terminated, rescinded, altered, or amended, are in full force and effect, and do or shall conform to the final, executed originals of such documents.

For purposes of letter, we have assumed that there exists no provision in any document not reviewed by us that is inconsistent with our opinion stated below. We have conducted no independent factual investigation of our own but have relied solely on the documents reviewed by us, the statements and information set forth in those documents, the facts described to us as set forth above and on the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

ARC FWREAUK001, LLC

______ __, 2015

The opinions in this letter are limited to the laws of the State of Delaware (excluding tax laws and securities laws of the State of Delaware, and rules, regulations, orders, and decisions relating thereto) as enacted and currently in effect, and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to, any other laws of any jurisdiction (including without limitation, the federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

Based on the foregoing on our examination of such Delaware statutory and case law as we have considered necessary or appropriate, and for the reasons discussed below, it is our opinion that under Delaware law, pursuant to Section 18-209(g) of the Delaware LLC Act, that from and after the effective time of the Merger, the obligations of FWC NYC under the Guarantee by operation of law became the obligations of FW LLC.

Section 18-209(g) of the Delaware LLC Act provides:

When any merger or consolidation shall have become effective under this section, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of each of the domestic limited liability companies and other business entities that have merged or consolidated, and all property, real, personal and mixed, and all debts due to any of said domestic limited liability companies and other business entities, as well as all other things and causes of action belonging to each of such domestic limited liability companies and other business entities, shall be vested in the surviving or resulting domestic limited liability company or other business entity, and shall thereafter be the property of the surviving or resulting domestic limited liability company or other business entity as they were of each of the domestic limited liability companies and other business entities that have merged or consolidated, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in any of such domestic limited liability companies and other business entities, shall not revert or be in any way impaired by reason of this chapter; but all rights of creditors and all liens upon any property of any of said domestic limited liability companies and other business entities shall be preserved unimpaired, and all debts, liabilities and duties of each of the said domestic limited liability companies and other business entities that have merged or consolidated shall thenceforth attach to the surviving or resulting domestic limited liability company or other business entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

ARC FWREAUK001, LLC

______ __, 2015

Section 18-209(g) is substantially similar to the Section 259(a) of the General Corporation Law of the State of Delaware (the “DGCL”). In interpreting Section 259(a) of the DGCL, Delaware courts consistently have held that “[i]t is . . . a matter of statutory law that a Delaware corporation may not avoid its contractual obligations by merger; those duties ‘attach’ to the surviving corporation and may be ‘enforced against it.’ In short, the survivor must assume the obligations of the constituent.” Fitzsimmons v. W. Airlines, Inc., 290 A.2d 682,685 (Del. Ch. 1972). Section 259(a) has been applied to confirm the enforceability of a guarantee against the surviving entity following the merger of two Delaware corporations. Universal Studios Inc. v. Viacom Inc., 705 A.2nd 579, 590 (Del Ch. 1997). Recently, the Delaware Supreme Court recently held that a Delaware limited liability company, as the successor by merger to a Delaware corporation, was liable for unpaid rent under a lease originally entered into by the non-surviving corporation. Bohle, Inc. v. Shore Investments, Inc., 67 A.3d 444, 452(Del. 2013).

Delaware courts have recognized that the effect of Section 18-209(g) is identical the Section 259(g) of the DGCL. See Dawson v. Pitco Capital Partners, L.P., C.A. No. 3148-VCN 2012 WL 1564805, at *17 n.223, (Del. Ch. April 12, 2012). At least one non-Delaware court has applied Section 18-209(g) in holding a Delaware limited liability company was liable to the State of Illinois for unpaid franchise taxes owed by an Illinois corporation prior to its merger into the Delaware LLC. NDC LLC v. Topinka, 871 N.E.2d 210, 230 (Ill. App. Ct. 2007).

As an exception to the general rule of Section 18-209(g) of the Delaware LLC Act, the Courts have recognized that parties to a contract may agree that their contractual rights and obligations will not survive a merger if they do so in clear and unambiguous terms. Dawson, 2012 WL 1564805, at *17. The terms of the Guarantee do not provide for any waiver or termination of the obligations of FWC NY upon the occurrence of a merger. Instead, clause 2.2 of the Guarantee provides that the liability of the Guarantor “shall not be negated by . .. . any change in the constitution, structure or powers of the Guarantor.” Section 1.1 of the Merger Agreement also provides that FW LLC was intended to succeed to all of the rights and obligations of FWC NY upon completion of the merger:

ARC FWREAUK001, LLC

______ __, 2015

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the New York Business Corporation Law (the “NYBCL”), [FWC NY] shall be merged with and into [FW LLC] at the Effective Time of the Merger (as defined in Section 1.2). Following the Effective Time of the Merger, the separate corporate existence of [FWC NY] shall cease and [FW LLC] shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of [FWC NY] in accordance with the DLLCA and the NYBCL.

Although the Merger Agreement provides for the assumption of certain FWC Incentive Plans and Benefit Plans (as defined in the Merger Agreement) by a subsidiary of FW LLC, no terms or provisions of the Merger Agreement that address the treatment of the Guarantee other than the assumption language of Section 1.1 set forth above. Therefore, to the extent that the Trust and FWC NY have not otherwise separately agreed to the termination of the Guarantee at the effective time of the Merger or at any other time (other than as set forth in the Guarantee), the exception to the application of Section 18-209(g) should not apply.

The opinion in this letter is qualified by and subject to the following: (a) bankruptcy, insolvency, receivership, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer, liquidation, and other laws of general application relating to or affecting the rights and remedies of creditors, principles of equity, including, without limitation, applicable laws relating to fiduciary duties (regardless of whether such enforceability is considered in a proceeding in equity or at law), principles of course of dealing and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court, consideration of public policy, and the exercise of judicial discretion

The opinion in this letter is given as of the date hereof. We disclaim any obligation to notify you or any other person after the date hereof if any change in fact or law should change our opinion with respect to any matter set forth herein. This letter and the opinion set forth herein are rendered solely for the benefit of the addressee hereof and, except as provided below, shall not be relied on, circulated or quoted, in whole or in part, by any other person and shall not be referred to in any report or document furnished to any other person without our prior written consent.

ARC FWREAUK001, LLC

______ __, 2015

Very truly yours,

SMITH, KATZENSTEIN & JENKINS LLP

By:
Roger D. Anderson

Schedule 4 Agreed Form of Deed of Covenant

20

DEED OF COVENANT

THIS DEED is made on	2015

BETWEEN

(1)	FOSTER WHEELER ENERGY LIMITED incorporated and registered in England and Wales with company number 1361134 whose registered office is at Shinfield Park, Reading, Berkshire, RG2 9FW (the “Owner”), and

(2)	ARC FWREAUK001, LLC (incorporated in Delaware, USA) of 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States of America (the “Disponee”).

RECITALS

(A)	By a deed of grant dated 4 August 1999 and made between Foster Wheeler Energy Limited (1) and Les Freres Charitable Trust (2) (the “Deed of Grant”) various covenants were given by the parties to that Deed.

(B)	By virtue of Clause 4 of the Deed of Grant on any disposal a disponee is required to enter into a deed of covenant in the form of this Deed agreeing to be bound by the terms of the Deed of Grant.

(C)	The Disponee has agreed to enter into this Deed with the Owner.

OPERATIVE PART

1	The Disponee so as to bind the Site (as defined in the Deed of Grant) and each and every part thereof covenants with the Owner for the benefit of the Brown Land, the Blue Land and the Green Land, (as defined in the Deed of Grant) and each and every part thereof that from the date of this Deed it will at all times observe, perform and comply with the covenants on the part of the Purchaser contained in the Deed of Grant in the same manner as if the same were repeated in full herein but only insofar as such obligations and covenants directly relate to the Site (as defined in the Deed of Grant) or any part thereof and are still subsisting and in effect.

IN WITNESS whereof the Disponee has executed this Deed as a deed the day and year first before written.

Signed as a Deed on behalf of ARC FWREAUK001, LLC, a company incorporated in Delaware, by:	_____________ Authorised Signatory

being persons who, in accordance with the laws of that territory, are acting under the authority of the company.	_____________ Authorised Signatory

2

Schedule 5 Agreed Form of Buyer Legal Opinion

21

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

May [__], 2015

4 Charity Foundation (company number 03790215) (the “Seller”)
137 Devonshire House, 582 Honeypot Lane, Stanmore, HA7 1JS

Re:	Shinfield Park, Reading RG2 9FW (the “Property”)

Ladies and Gentlemen:

We have acted as special United States counsel to ARC FWREAUK001, LLC, a Delaware limited liability company (the “Company”), in connection with the Company’s entry into: (i) that certain Agreement relating to the sale of the Property, dated on or around the date of this opinion, between the Seller and the Company and (ii) the TR1 between the Seller as transferor and the Company as transferee in relation to certain freehold property at Shinfield Park, Reading (together, the “Documents”).

In our capacity as special United States counsel to the Company, we have examined and relied on the following:

(i)          the Certificate of Formation of the Company, filed on April 24, 2015 and as in effect on the date hereof (the “Company Certificate of Formation”):

(ii)         the Limited Liability Company Agreement of the Company, dated as of April 24, 2015, entered into by ARC Global II International Holdco, LLC, a Delaware limited liability company (“ARC Global Holdco”). and Andrew Winer, as special member;

(iii)        the Certificate of Good Standing of the Company, dated as of May [_], 2015, certified by the Secretary of State of the State of Delaware (the “Good Standing Certificate”):

(iv)        the Certificate of Formation of ARC Global II International Holdco, filed on January 20, 2015 and as in effect on the date hereof;

(v)         the Limited Liability Company Agreement of ARC Global II International Holdco, dated as of January 20, 2015, entered into by American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership (formerly known as American Realty Capital Global II Operating Partnership, L.P.) (the “Operating Partnership”). and Jesse C. Galloway, as special member;

(vi)        the Certificate of Limited Partnership of the Operating Partnership, filed on April 23, 2014 and as in effect on the date hereof;

(vii)       the Agreement of Limited Partnership of the Operating Partnership, dated as of August 26, 2014, among the Operating Partnership, American Realty Capital Global II Trust, Inc. (the “REIT”), as general partner, and the other parties thereto;

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | Sao Paulo | Washington, D.C.

(viii)      the Articles of Amendment and Restatement of the REIT, filed on August 22, 2014 and as in effect on the date hereof;

(ix)         the Bylaws of the REIT, as in effect on the date hereof;

(x)          an officer’s certificate containing the resolution duly adopted by the Board of Directors of the REIT on May [_], 2015, authorizing, among other things, the REIT’s officers, attorneys-in-fact and certain other authorized signatories to take all actions and execute all documents necessary in connection with the acquisition of the Property;

(xi)         pdf copies of the Documents;

(xii)        the Certificate of Fact of an authorized signatory of the REIT, the Operating Partnership, ARC Global Holdco and the Company, dated May [_], 2015 (the “Certificate of Fact”); and

(xiii)       such other certificates of public officials, corporate documents, and records and other certificates and instruments, and such other investigations of law, as we have deemed necessary in connection with the opinions hereinafter set forth.

In giving this opinion, we have assumed, with your permission, (i) the genuineness of all signatures; (ii) the legal capacity of natural persons and the authenticity of all documents we have examined; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original of all copies of documents submitted to us; and (v) the authenticity of the originals of such copies.

As to questions of fact relevant to this opinion, with your permission and without any independent investigation or verification, we have relied upon certificates of officers of the Company (including, without limitation, the Certificate of Fact) and oral and written statements of certain public officials and others (including the representations and warranties of each party in the Documents). In addition, we have assumed, with your permission and without any independent verification:

(a)          that the Documents have been duly authorized, executed and delivered by each party thereto (other than the Company);

(b)          compliance by each party to the Documents with the agreements in such documents;

(c)          the execution, delivery and performance by the Company of its obligations under the Documents do not and will not violate, breach or constitute a default under, or require any consent under, (i) any agreement or instrument to which the Company or its assets or properties are subject, (ii) any statute, rule, law or regulation to which the Company is subject (other than, with respect to the execution and delivery of the Documents by the Company, any Applicable Laws (as defined below)), or (iii) any order, writ, injunction or decree of any governmental authority or any arbitral award; and

(d)          except as set forth in Paragraph 5 of our opinion below, no approval, authorization or other action by, or filing with, any governmental authority is required to authorize or is required in connection with the execution, delivery or performance by the Company of the Documents or the transactions contemplated by the Documents.

This opinion relates solely to the federal statutes, rules and regulations of the United States of America, the statutes, rules and regulations of the State of New York and the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”), including case law interpreting the Delaware LLC Act (collectively, the “Applicable Laws”), and we express no opinion with respect to the effect or applicability of the laws in other areas or of other jurisdictions. Although the Documents provide that they are governed by English law, for purposes of this opinion we assume that they will be interpreted in accordance with their plain meaning under United States contract law.

For purposes of the matters addressed in Paragraph 1 below relating to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon our review of the Company Certificate of Formation and the Good Standing Certificate.

On the basis of our examination of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.          Status and Power

The Company (a) has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and (b) has all requisite limited liability company power and authority to (i) execute and deliver the Documents, (ii) enter into its obligations under the Documents and (iii) hold land in England and Wales.

2.          Due Execution

The Documents have been validly authorized, executed and delivered by the Company.

3.          Application of Proper Law

The Documents provide that they will be governed by English law (the “Choice of Law Clause”). In Welsback Electric Corp. v. MasTec North America, Inc., 7 N.Y.3d 624, 629 (2006), the New York Court of Appeals followed the rule of Restatement (Second) of Conflict of Laws (the “Restatement”). section 187 and held that a New York court applying the law of contracts in a contractual dispute will enforce a choice-of-law clause in an agreement if the chosen jurisdiction bears a “reasonable relationship” to one or more of the parties to the transaction or the transaction itself. The Restatement similarly provides that a “substantial relationship” to a chosen jurisdiction generally exists if at least one party is domiciled or has its principal place of business in that jurisdiction or if that jurisdiction is the place of contracting. If the “substantial relationship” or “reasonable basis” test is met, the court must then determine whether the application of the chosen jurisdiction’s law violates “some fundamental principal of justice, some prevalent conception of good morals, some deep-rooted tradition of the common weal” of the jurisdiction whose law would apply in the absence of a choice-of-law clause or of New York. See Id., at 629, citing Cooney v. Osgood Machinery, Inc., 81 N.Y.2d 66, 78, quoting Loucks v. Standard Oil Co. of N.Y., 224 NY 99, 111; see generally Restatement, section 187, sub. (2). If there is a conflict with a fundamental public policy of one of those jurisdictions’ laws, the court must then determine whether that jurisdiction has a “materially greater interest than the chosen jurisdiction in the determination of the particular issue . . . .” Restatement, section 187, sub. (2). Based on the facts that the Seller is a limited company organized under the laws of England and Wales, part of the negotiations occurred in England, the Documents are to be performed in England and the Property is located in England, it is our opinion that a New York court applying New York law should hold that the Choice of Law Clause is enforceable, except in circumstances in which a court determines both that (A) enforcement of the Choice of Law Clause would violate a fundamental policy (including the types of policies referred to in the New York decisions referred to above) of the jurisdiction whose law would apply in the absence of an effective choice of law clause or of New York, and (B) the jurisdiction whose law would apply in the absence of an effective choice of law clause or New York has a “materially greater interest” than England in the determination of the particular issue.

4.          Legal Validity

If a court were to hold that the laws of the State of New York govern the interpretation and enforcement of the Documents instead of English law, the Documents have been validly executed and delivered by the duly authorized representative of the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.          Consents

Except as contemplated by the Documents, no authorizations, approvals, consents, licences, exemptions, filings, registrations, notarizations or other requirements of any United States federal or New York governmental, judicial or public bodies or authorities, or filing under the Limited Liability Company Act of the State of Delaware, are required (i) in connection with the Company’s entry into or performance of the Documents or (ii) for the validity or enforceability of the Documents against the Company.

6.          Enforcement of Foreign Judgments

Assuming that each of the foregoing requirements is satisfied, a New York court or a U.S. federal court sitting in New York applying New York law should recognize and enforce any judgment obtained in England against the Company and its assets with respect to the Documents.

7.          No Immunity

The Company is subject to civil and commercial law with respect to its obligations under the Documents, the entry into and performance of the Documents by the Company constitute private and commercial acts and the Company does not enjoy any right of immunity from set-off, suit, attachment prior to judgment, execution or other legal process in respect of its obligations under the Documents.

The foregoing opinions are subject to the following comments and qualifications:

A.	The enforceability of the Documents may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing. In addition, we express no opinion as to the enforceability of (i) self-help provisions; (ii) provisions that purport to establish evidentiary standards; (iii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws; (iv) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted; (v) provisions that allow cumulative remedies, late charges or default interest; (vi) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of any person or entity under the Documents; (vii) provisions relating to choice of forum or choice of law (except as explicitly stated in Paragraph 4 above); or (viii) provisions for arbitration and similar provisions.

B.	We express no opinion with respect to the effect of any provision of the Documents that is intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto.

C.	We express no opinion with respect to the effect of any provision of the Documents imposing penalties or forfeitures.

D.	We express no opinion with respect to the performance by the Company of its obligations under the indemnification or contribution sections of the Documents, including limitations imposed by United States federal and state securities laws and public policy considerations.

E.	We express no opinion with respect to the enforceability of any provision of the Documents to the extent that such provision (i) constitutes a waiver of illegality as a defense to performance of contract obligations, (ii) is determined by a court of competent jurisdiction to violate applicable public policy or (iii) is authorized or approved by the Company in breach of applicable fiduciary duties of the officers or directors thereof.

F.	The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.

This opinion is solely for your benefit in connection with the Documents and the related transactions contemplated thereby, and may not be relied upon by, nor may copies be delivered to, any other person or entity for any purpose without our prior written consent in each instance, provided, however, that (i) copies of this opinion may be delivered to your counsel (without reliance) or your successors or assigns and (ii) this opinion may be relied upon your successors or assigns, provided, however, that any such reliance by any future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or other developments known to, or reasonably known by, the assignee at such time. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

This opinion is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved herein, including customary practice as described in bar association reports.

Very truly yours,

PROSKAUER ROSE LLP

Schedule 6 Documents

No.	Document Name	Parties	Date

1.	Court Application and Order	(1) Les Freres Charitable Trust (2) Foster Wheeler Energy Limited	3 August 1999
2.	Deed of Guarantee	(1) Les Freres Charitable Trust (2) Foster Wheeler Energy Limited	4 August 1999
3.	Legal Opinion (White & Case)	(1) Les Freres Charitable Trust (2) DG Bank Deutsche Genossenschaftsbank AG	4 August 1999
4.	Agreement relating to the development of Shinfield Park	(1) Les Freres Charitable Trust (2) Wokingham District Council (3) Foster Wheeler Energy Limited (4) DZ Bank AG Deutsche Zentral —Genossenschaftsbank	15 June 2006
5.	Licence to Carry Out Works	(1) Les Freres Charitable Trust (2) Foster Wheeler Energy Limited	16 June 2006
6.	S.106 Agreement	(1) The County Council of the Royal County of Berkshire (2) Wokingham District Council	1 April 1997
7.	Licence relating to highway verge at Shinfield Park	(1) Wokingham District Council (2) Foster Wheeler Energy Limited	1 April 1998
8.	Agreement in respect of Telecommunications Equipment at Shinfield Park	(1) Foster Wheeler Energy Limited (2) Royal Berkshire Ambulance NHS	1 April 1998
Trust
9.	Agreement in respect of Telecommunications Equipment at Shinfield Park	(1) Foster Wheeler Energy Limited (2) Thames Valley Police Authority	1 April 1998
10.	Lease relating to office premises and storeroom, Shinfield Park	(1) Foster Wheeler Energy Limited (2) Babtie Group Limited	3 April 1998
11.	Lease relating to Shire Hall, Shinfield Park	(1) Foster Wheeler Energy Limited (2) West Berkshire District Council	1 April 1998

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Signed by for and on behalf of 4 CHARITY FOUNDATION
Director

Signed by Jesse C. Galloway for and on behalf of ARC FWREAUK001, LLC	/s/ Jesse C. Galloway
Jesse C. Galloway Authorized Signatory

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